Exhibit 99.1

Contacts:
Rachael Scherer	Chris Campbell-Loth
Investor Relations	Public Relations
763-505-2694	763-505-2633

Chris King	Jeanne Forbis
Investor Relations	Public Relations
763-505-2695	763-505-2814

Yvan Deurbroeck
Public Relations
(+41-21) 802-7574

F O R  I M M E D I A T E  R E L E A S E

MEDTRONIC REPORTS 15 PERCENT GROWTH IN THIRD-QUARTER REVENUE

Record Quarterly Performance Led by Greater Than 15 Percent Growth
in Spinal, Implantable Defibrillators, Diabetes and Vascular

MINNEAPOLIS, February 11, 2004 – Drawing upon the strength of its diversified portfolio of businesses, Medtronic, Inc. (NYSE: MDT), today announced quarterly revenues of $2.195 billion, up 15 percent over the $1.913 billion of the comparable period a year ago.  Reflecting the weaker dollar outside the United States, foreign currency translation, when compared to the prior year, had a positive effect on revenue of $93.8 million.

The company announced third-quarter net earnings of $464.4 million, or $0.38 per diluted share, an increase in net earnings of 9 percent over the $427.7 million in net earnings and 9 percent above the $0.35 per diluted share recorded in the comparable period last year.  Excluding charges taken in the third quarter of the current year, net earnings grew 14 percent to $486.4 million and net earnings per share grew 14 percent to $0.40 per diluted share.  During the third quarter, the company took a required $22.0 million in-process research and development charge related to the previously announced acquisition of Vertelink, which has been completed.

Art Collins, Medtronic chairman and chief executive officer, stated, “Medtronic’s record quarterly revenues were led by several key product lines, including Spinal, Implantable Defibrillators, Diabetes and Vascular.  These four product lines each grew by more than 15 percent and collectively increased over 20 percent.”  Collins went on to say, “However, revenue growth for pacemakers, external defibrillators and several neurological devices came in below our initial expectations.  The corporation remains well-positioned in a number of very attractive, under-penetrated markets.  In order to expand patient access and to further improve market share, substantial investments continue to be made in research and development, clinical trials, technical support and other market development activities.”

Cardiac Rhythm Management Business

Cardiac Rhythm Management posted revenues of $1.003 billion for the quarter, an 11 percent increase over the same quarter one year ago.

Maintaining its clear market leadership position, Medtronic reported worldwide implantable defibrillator revenue growth of 17 percent in the third quarter.  Growth was driven by continued preference for the InSync II Marquis™ heart failure device and the first full quarter of U.S. sales for the high-output Maximo™ implantable defibrillator.  During the quarter, two new left-heart lead delivery systems were introduced to help facilitate cardiac resynchronization procedures to treat heart failure.  Medtronic’s CareLink® Network remote monitoring service was also expanded to include both the InSync Marquis™ and the InSync® ICD heart failure devices.  Results from the SCD-HeFT (Sudden Cardiac Death in Heart Failure) Trial will be presented during Late-Breaking Clinical Trials at the annual meeting of the American College of Cardiology (ACC) on March 8th.  Between now and the end of the calendar year, six new implantable defibrillators are scheduled for introduction in the United States, plus an additional one outside of the United States, further strengthening Medtronic’s portfolio of products to treat patients at high risk of sudden cardiac death.

Worldwide pacing revenues grew 7 percent during the quarter, led by continued acceptance of both Medtronic and Vitatron branded products.  During the quarter, the U.S. Food and Drug Administration (FDA) approved the EnPulse™, a new completely automatic pacemaker.  The FDA also granted permission for Medtronic to start a major new clinical study to evaluate the potential for biventricular pacing to inhibit heart failure progression.  Between now and the end of the calendar year, Medtronic will introduce two new pacemakers in the United States - the EnPulse™2 early this summer and the EnRhythm™ by the end of the year.  The business will also introduce SelectSecure™, the world’s first catheter-delivered right-heart pacing lead.

Medtronic Physio-Control revenues were essentially flat in the quarter.  The case for increased public access to automated external defibrillators (AEDs) was recently strengthened with the presentation of results from the American Heart Association (AHA) and National Institutes of Health (NIH) public access to defibrillation (PAD) study.  The study noted that the number of survivors from sudden cardiac arrest in public locations approximately doubled when laypersons were trained to call 911 and administer CPR and AED therapy.

Vascular Business

Vascular achieved quarterly revenues of $211.7 million, a 16 percent increase versus the same period one year ago.

Significant market share gains across several core product lines fueled the quarter’s performance, led by ongoing acceptance of the Driver™ coronary stent in both Europe and the United States.  The Driver stent also serves as the platform for Medtronic’s ENDEAVOR drug-eluting coronary stent.   In the quarter, the company completed enrollment in its ENDEAVOR II pivotal clinical trial and hopes to initiate its ENDEAVOR III clinical trial in the United States shortly.  An additional near-term highlight will be the presentation of nine-month results from ENDEAVOR I at the Paris Course on Revascularization (PCR) meeting in May.

Strong sales of core products introduced within the last year also contributed to quarterly results. These products included the NC Stormer® balloon catheter, the Launcher™ guide catheter and the recently launched Racer biliary stent, the first cobalt-alloy peripheral stent to be introduced in the United States.  The BeStent™2 coronary stent was also launched in Japan during the quarter.  Looking ahead, Medtronic expects to introduce the Sprinter™ Over-The-Wire balloon dilation catheter in the United States within the next quarter.  Additionally, results from the company’s EMERALD trial will be presented at ACC in March – this trial examines the use of balloon occlusion distal protection in patients with acute myocardial infarctions (AMIs).

Cardiac Surgery Business

Cardiac Surgery recorded revenues of $150.7 million for the quarter, a 9 percent increase when compared to the same quarter one year ago.

Worldwide Heart Valve revenues grew 15 percent in the quarter due to continued market share gains and double-digit growth in U.S. sales of Medtronic tissue heart valves.  Further broadening the portfolio of products to replace and repair heart valves, Medtronic recently introduced the ADVANTAGE® Supra™ Bileaflet Mechanical Heart Valve in Europe and Canada.  The company also obtained a Humanitarian Device Exemption (HDE) in the United States for the Contegra® Pulmonary Valved Conduit, a product that can correct congenital defects of the right side of the heart in children.  Looking ahead, Medtronic expects to re-introduce tissue heart valves in Japan by the end of the fiscal year.

Global revenues for Cardiac Surgery Technologies grew 20 percent, driven by strong market preference for the Cardioblate® BP Surgical Ablation System.  The company also recently introduced the Octopus 4.3® Tissue Stabilizer, Medtronic’s seventh-generation system to facilitate beating heart bypass surgery.  Perfusion Systems reported quarterly revenue growth of 3 percent.  That business just introduced the Resting Heart™ System, a novel product to address the traditional challenges of arrested heart surgery.

Neurological and Diabetes Business

Neurological and Diabetes reported quarterly revenues of $395.3 million, a 15 percent increase versus the same period one year ago.

Neurological reported quarterly revenue growth of 13 percent, with contributions coming from InterStim® Therapy for Urinary Control and the Bravo™ pH Monitoring System for the diagnosis of acid reflux.  In addition, continued physician preference for both the LEGEND® and the LEGEND GOLD® high-speed surgical drill systems supported sales gains in the quarter.  During the quarter, the FDA approved the Kinetra® neurostimulator, a single device that can treat bilateral symptoms of Parkinson’s disease.  In the November 13, 2003, issue of The New England Journal of Medicine, results of a five-year study were published and demonstrated that patients with advanced Parkinson’s disease experienced “marked improvements” in motor function and mobility when treated with bilateral brain stimulation via Medtronic Activa® Therapy.  Also during the quarter, the U.S. pivotal clinical trial for the company’s Gatekeeper™ Reflux Repair System was initiated.

Quarterly revenues for Diabetes grew 20 percent.  Revenue growth reflected continued acceptance of the Paradigm® 512 and 712 insulin pumps.  During the quarter, the company introduced the Quick-Set® Plus Infusion Set, which helps facilitate insulin delivery from an insulin pump to a patient’s body for optimal blood sugar control.  Reflecting continued progress toward the development of an artificial pancreas, Medtronic today announced FDA clearance and the U.S. introduction of the Guardian™ Glucose Monitoring System, which features an alarm to signal high or low blood glucose levels in people with diabetes.

Spinal, ENT and SNT Business

Spinal, Ear, Nose and Throat (ENT) and Surgical Navigation Technologies (SNT) posted quarterly revenues of $433.9 million, a 26 percent increase when compared to the same quarter one year ago.

Spinal revenues grew more than 30 percent spurred by increased acceptance of both the INFUSE® Bone Graft for spinal fusion surgery and the company’s growing portfolio of Minimal Access Spinal Technologies (MAST).  In December, Medtronic received FDA approval for the expanded use of INFUSE Bone Graft with certain sizes of the INTER FIX™ and INTER FIX™ RP Threaded Fusion Devices.  This approval provides two additional technology platforms for the use of INFUSE Bone Graft in treating back pain.  Additionally, the company recently introduced the next generation of its leading TSRH-3D® Spinal Instrumentation, as well as its CD HORIZON® LEGACYTM 5.5 Spinal System – both systems are individually tailored to stabilize single or multiple levels of the spine prior to obtaining a spinal fusion.  Another significant event in the quarter was the completion of enrollment in the company’s study examining the use of rhBMP-2 in posterolateral fusion.

ENT revenues grew 13 percent in the quarter, led by sales of its market-leading NIM-Response™ nerve monitor and its XPS® 3000 endoscopic shaver systems.  During the quarter, Medtronic launched a new product line of flexible endoscopes and endoscope sheaths that provide a “delivery system” for procedures such as biopsy and sensory testing for evaluation of swallowing disorders.

Webcast Information

Medtronic will host a webcast today, February 11, 2004, at 4:30 p.m. EST (3:30 p.m. CST), to provide more information about its businesses for the public, analysts and the media.  This quarterly presentation will be webcast through the company’s website at www.medtronic.com/corporate/invest.html. Replay will be available until midnight CST on February 18, 2004.  This earnings release will be archived at www.medtronic.com/newsroom, and a transcript of the webcast will be available at www.medtronic.com/corporate/invest.html.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.  Its Internet address is www.medtronic.com.  LT CAGE® + INFUSE®, INTERFIX™ and INTERFIX™ RP + INFUSE® incorporate technology developed by Gary K. Michelson, M.D.

- 0 -

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as the risks inherent in the development, manufacturing, marketing and sale of medical products, competitive factors, general economic conditions, legal disputes and government actions as more fully described in Medtronic’s Annual Report on Form 10-K for the year ended April 25, 2003. Actual results may differ materially from anticipated results.

MEDTRONIC, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Jan. 23, 2004	Apr. 25, 2003
	(in millions of dollars, except per share data)

ASSETS
Current assets:
Cash and cash equivalents	$1,267.5	$1,470.1
Short-term investments	176.4	22.7
Accounts receivable, less allowances of $126.6 and $99.5, respectively	1,980.4	1,761.4
Inventories	976.1	942.4
Deferred tax assets, net	216.0	194.0
Prepaid expenses and other current assets	20.7	214.9
Total current assets	4,637.1	4,605.5

Property, plant, and equipment	3,150.0	2,872.9
Accumulated depreciation	(1,480.8)	(1,289.9)
Net property, plant, and equipment	1,669.2	1,583.0

Goodwill	4,250.4	4,183.8
Other Intangible Assets, net	1,020.9	1,033.0
Long-term investments	1,545.5	594.0
Other assets	315.5	321.5

Total assets	$13,438.6	$12,320.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$2,463.8	$385.3
Accounts payable	291.9	269.4
Accrued compensation	388.3	402.1
Accrued income taxes	605.1	444.4
Other accrued expenses	325.6	312.1
Total current liabilities	4,074.7	1,813.3

Long-term debt	2.1	1,980.3
Deferred tax liabilities, net	326.2	304.3
Long-term accrued compensation	116.5	101.9
Other long-term liabilities	231.0	214.6
Total liabilities	4,750.5	4,414.4

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock — par value $1.00	—	—
Common stock — par value $0.10	121.2	121.8
Retained earnings	8,502.0	7,808.4
Accumulated other non-owner changes in equity	71.7	(12.1)
	8,694.9	7,918.1
Receivable from Employee Stock Ownership Plan	(6.8)	(11.7)

Total shareholders’ equity	8,688.1	7,906.4

Total liabilities and shareholders’ equity	$13,438.6	$12,320.8

MEDTRONIC, INC.

RECONCILIATION OF CONSOLIDATED GAAP EARNINGS

TO CONSOLIDATED NON-GAAP EARNINGS

(Unaudited)

(in millions, except per share data)

	Three months ended January 23, 2004			Three months ended January 24, 2003
	Before Special and IPR&D Charges	Special and IPR&D Charges*	As Reported	As Reported

Net sales	$2,194.7	$—	$2,194.7	$1,912.5

Costs and expenses:
Cost of products sold	538.4	—	538.4	474.8
Research and development expense	207.1	—	207.1	187.1
Selling, general, and administrative expense	679.4	—	679.4	587.8
Purchased in-process research and development (IPR&D)	—	22.0	22.0	—
Other expense	92.8	—	92.8	48.5
Interest (income)/expense	(3.6)	—	(3.6)	3.2
Total costs and expenses	1,514.1	22.0	1,536.1	1,301.4

Earnings before income taxes	680.6	(22.0)	658.6	611.1

Provision for income taxes	194.2	—	194.2	183.4

Net earnings (loss)	$486.4	$(22.0)	$464.4	$427.7

Earnings per share:
Basic	$0.40	$(0.02)	$0.38	$0.35
Diluted	$0.40	$(0.02)	$0.38	$0.35

Weighted average shares outstanding:
Basic	1,211.8		1,211.8	1,220.5
Diluted	1,222.4		1,222.4	1,232.8

*-

Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors may wish to consider the impact of special (such as certain litigation and restructuring charges) and IPR&D charges.  These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations.  In addition, Medtronic management uses results of operations before special and IPR&D charges to evaluate the operational performance of the Company and as a basis for strategic planning.  Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.

MEDTRONIC, INC.

RECONCILIATION OF CONSOLIDATED GAAP EARNINGS

TO CONSOLIDATED NON-GAAP EARNINGS

(Unaudited)

(in millions, except per share data)

	Nine months ended January 23, 2004			Nine months ended January 24, 2003
	Before Special and IPR&D Charges	Special and IPR&D Charges*	As Reported	Before Special and IPR&D Charges	Special and IPR&D Charges*	As Reported

Net sales	$6,422.7	$—	$6,422.7	$5,517.4	$—	$5,517.4

Costs and expenses:
Cost of products sold	1,588.4	—	1,588.4	1,349.7	—	1,349.7
Research and development expense	607.4	—	607.4	560.0	—	560.0
Selling, general, and administrative expense	1,996.6	—	1,996.6	1,722.5	—	1,722.5
Special charges	—	(4.8)	(4.8)	—	2.5	2.5
Purchased in-process research and development (IPR&D)	—	23.9	23.9	—	114.2	114.2
Other expense	228.8	—	228.8	119.6	—	119.6
Interest (income)/expense	(1.1)	—	(1.1)	3.4	—	3.4
Total costs and expenses	4,420.1	19.1	4,439.2	3,755.2	116.7	3,871.9

Earnings before income taxes	2,002.6	(19.1)	1,983.5	1,762.2	(116.7)	1,645.5

Provision for income taxes	590.8	1.8	592.6	528.6	4.2	532.8

Net earnings (loss)	$1,411.8	$(20.9)	$1,390.9	$1,233.6	$(120.9)	$1,112.7

Earnings per share:
Basic	$1.16	$(0.02)	$1.15	$1.01	$(0.10)	$0.91
Diluted	$1.15	$(0.02)	$1.13	$1.01	$(0.10)	$0.91

Weighted average shares outstanding:
Basic	1,214.8		1,214.8	1,217.2		1,217.2
Diluted	1,226.4		1,226.4	1,227.0		1,227.0

*-

Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors may wish to consider the impact of special (such as certain litigation and restructuring charges) and IPR&D charges.  These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations.  In addition, Medtronic management uses results of operations before special and IPR&D charges to evaluate the operational performance of the Company and as a basis for strategic planning.  Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.